Exhibit 99.2
Consulting Agreement with Brian Metcalfe

                                     RELEASE

THIS RELEASE AGREEMENT (the "Agreement") is entered into as of June 30, 2004, between Brian Metcalfe an individual residing in Ottawa, Canada (herein referred to as "the Consultant") and Liska Biometry, Inc. (herein referred to as "the Company").

WHEREAS, The undersigned Consultant, having performed services related to:

     >> Analyzing the existing business of Company and making recommendations regarding expansion and development including due diligence and investigation of strategic global alliances and/or global partnerships;

     >>   Said services were rendered on or before June 30, 2004

NOW, THEREFORE, the Consultant, hereby accepts 25,000 free trading Common shares in the capital stock of the Company in full satisfaction of all claims and causes of action however arising in relation to services the Consultant has performed for the Company, and hereby releases the Company, its officers, directors, agents and employees from all claims in connection with the said services.

CONSULTANT                                  COMPANY
Brian Metcalfe                              Liska Biometry, Inc.


------------------------                    ---------------------------
By:                                         By:



                                       8